Exhibit 23


                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
US Airways Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-44835) on Form S-8 of US Airways Group, Inc. of our report dated June 11, 1999, relating to the statements of net assets available for plan benefits of the Supplemental Retirement Plan of Piedmont Aviation, Inc. as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 annual report on Form 11-K of the Supplemental Retirement Plan of Piedmont Aviation, Inc.


                                                   KPMG LLP

Washington, D.C.
June 25, 1999

































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